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                                  EXHIBIT 11.1
                       COMPUTATION OF NET INCOME PER SHARE


FOR THE THREE MONTHS ENDED MARCH 31, 1997

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
                                                                                                         THREE MONTHS DAILY
                                                        SHARES OUTSTANDING                                WEIGHTED AVERAGE
                                                  -----------------------------------------          -----------------------------
                                                                         COMMON     NUMBER                               FULLY
                                                       COMMON          EQUIVALENT   OF DAYS            PRIMARY           DILUTED
                                                  --------------       -----------  -------           ------------    ------------

January 1, 1997                                        5,539,178        7,568,842      23             127,401,094     174,083,366
January 24, 1997                                       5,539,575        7,569,239      32             177,266,400     242,215,648
February 25, 1997                                      5,541,048        7,570,712       2              11,082,096      15,141,424
February 27, 1997                                      5,543,007        7,572,671      33             182,919,231     249,898,143
                                                                                                     ----------------------------


                                                                                                      498,668,821     681,338,581
Divide by Number of Days Included in Period                                                                    90              90
                                                                                                     ----------------------------

Weighted Average Shares Outstanding                                                                     5,540,765       7,570,429

Adjustment for Other Common Stock Equivalents
  (Stock Options)                                                                                                         126,567
                                                                                                     ----------------------------

Total                                                                                                   5,540,765       7,696,996
                                                                                                     ============================

Net Income                                                                                           $  2,274,000    $  2,274,000

Dividends Declared on Preferred Shares                                                                   (471,000)
                                                                                                     ----------------------------

Net Income Available to Common Shareholders                                                          $  1,803,000    $  2,274,000
                                                                                                     ============================

Net Income Per Share                                                                                        $0.33           $0.30
                                                                                                     ============================
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